EXHIBIT 99.1

F & M BANK CORP. REPORTS 2ND QUARTER FINANCIAL RESULTS

TIMBERVILLE, VA—July 21, 2011—F & M Bank Corp. (OTCBB: FMBM), parent company of Farmers & Merchants Bank, announces its financial results for the second quarter ended June 30, 2011 and its recently declared second quarter dividend.

Net income for the second quarter totaled $1.23 million, compared to $980 thousand for the same period in 2010.  Year to date net income for 2011 and 2010 through six months totaled $1.92 million and $1.74 million, respectively. Other notable results include:

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Net interest income for the second quarter of approximately $5.01 million, compared to $4.65 million for the same period of 2010. Year to date net interest income of $9.57 million in 2011 versus $9.05 million in 2010 ;

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Non-interest income, including securities transactions, of  approximately $1.09 million and $1.88 million for the second quarter and year to date 2011, respectively, versus to $915 thousand and $1.67 million, respectively, for the second quarter and year to date in 2010;

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Non-interest expense, of  approximately $3.34 million and $6.61 million for the second quarter and year to date 2011, respectively, versus to $3.24 million and $6.39 million, respectively, for the second quarter and year to date in 2010;

●	Loans held for investment have increased $13.78 million, to $458.93 million since year end 2010;
●	Deposits have grown $9.38 million year to date, to a total of $434.43 million.

Our non-performing loans totaled $12.4 million at June 30, 2011, compared to $15.0 million at March 31, 2011, $15.8 million at December 31, 2010 and $7.9 million as of June 30, 2010. Dean Withers, President and CEO, stated “We are pleased that June 30, 2011 marks the second consecutive quarterly decline in non-performing loans. While the increase compared to the June 30, 2010 is primarily a result of one large commercial loan relationship. We continue to work to bring this relationship to a favorable outcome for the bank and the customer and believe this relationship will be paid off during the third quarter of 2011. If it is not, a foreclosure sale on a portion of the collateral is also scheduled prior to quarter end. We believe we are adequately collateralized on this relationship and no loss is expected”.

Our provision for loan losses totaled $2.2 million for the first six months of 2011, compared to $1.8 million for the same period in 2010.  Our loan loss allowance increased to $6.5 million, or 1.42% of total loans held for investment at June 30, 2011, compared to $4.9 million, or 1.10% of total loans held for investment at June 30, 2010.

Dean Withers, President and CEO, commented “In spite of the major commitment we’ve made to fund the Allowance for Loan Losses, our earnings continue to improve, both compared to the first quarter and prior year. We are very pleased with our results for the first half of 2011.  On July 21, 2011, our Board of Directors declared a second quarter dividend of $0.15 per share. The dividend will be paid on August 12, 2011, to shareholders of record as of August 2, 2011.” Highlights of the company’s financial performance are included below.

F & M Bank Corp. is an independent, locally-owned, community bank holding company, offering a full range of financial services, through its subsidiary bank, Farmers & Merchants Bank’s nine banking offices in Rockingham, Shenandoah and Page Counties, Virginia. Additional information may be found by contacting us on the internet at www.farmersandmerchants.biz or by calling: (540) 896-8941.

This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

SOURCE:	F & M Bank Corp
CONTACT:	Neil Hayslett, EVP/CFO, Farmers & Merchants Bank
540-896-8941 or neilhayslett@farmersandmerchants.biz

F & M Bank Corp. Financial Highlights
	For Six Months Ended June 30
INCOME STATEMENT	Unaudited 2011	Unaudited 2010
Interest and Dividend Income	$13,586,688	$13,709,199
Interest Expense	4,018,024	4,655,673
Net Interest Income	9,568,664	9,053,526
Non-Interest Income	1,591,520	1,643,912
Provision for Loan Losses	2,200,000	1,800,000
FDIC Assessment	567,690	578,533
Other Non-Interest Expenses	6,042,623	5,810,412
Income Before Income Taxes & Securities Transactions	2,349,871	2,508,493
Securities Gains (Losses)	288,048	29,950
Provision For Income Taxes	700,926	779,214
Less Minority Interest	20,234	23,324
Net Income	$1,916,759	$1,735,905
Average Shares Outstanding	2,408,023	2,296,374
Net Income Per Common Share	.80	.76

BALANCE SHEET	Unaudited June 30, 2011	Unaudited June 30, 2010
Cash and Due From Banks	$6,135,387	$6,329,559
Interest Bearing Bank Deposits	1,352,635	2,985,851
Federal Funds Sold		8,960,000
Loans Held for Sale	42,678,589	32,447,551
Loans Held for Investment	458,930,060	445,415,900
Less Allowance for Loan Losses	(6,507,696)	(4,890,288)
Net Loans Held for Investment	452,422,364	440,525,612
Securities	23,982,684	25,442,653
Other Assets	28,944,276	27,684,253
Total Assets	$555,515,935	$544,375,479

Deposits	$434,426,719	$427,614,443
Short Term Debt	11,814,346	5,396,646
Long Term Debt	57,178,845	63,312,083
Other Liabilities	6,423,950	7,715,816
Total Liabilities	509,843,860	504,038,988
Stockholders’ Equity	45,672,075	40,336,491
Total Liabilities and Stockholders’ Equity	$555,515,935	$544,375,479
Book Value Per Common Share	$18.36	$17.55